Filed Pursuant to Rule 424(B)(5)
File Number 333-183365

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 31, 2012

8,000,000 Shares

Common Stock

We are selling 8,000,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “PVA.” On October 11, 2012, the last reported sale price was $5.00 per share.

The underwriters have a 30-day option to purchase a maximum of 1,200,000 additional shares to cover over-allotments.

Concurrently with this offering of common stock, we are offering 1,000,000 depositary shares each of which will represent a 1/100th ownership interest in a share of our 6.00% Series A Convertible Preferred Stock (our “Series A Convertible Preferred Stock”) (1,150,000 depositary shares if the underwriters exercise their over-allotment option in full) and will be evidenced by a depositary receipt. The depositary shares will be offered pursuant to a separate prospectus supplement. This prospectus supplement will not be deemed an offer to sell or a solicitation of an offer to buy any depositary shares or shares of our Series A Convertible Preferred Stock. The consummation of this offering of common stock is not conditioned upon the closing of the concurrent offering of depositary shares, and there is no assurance that such offering will be completed or, if completed, that it will be completed for the amount or on the terms contemplated.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement, beginning on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company (before expenses)
Per Share	$5.00	$0.25	$4.75
Total	$40,000,000.00	$2,000,000.00	$38,000,000.00

Delivery of the shares of common stock will be made on or about October 17, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse

RBC Capital Markets

Wells Fargo Securities

Co-Managers

Canaccord Genuity	Johnson Rice & Company L.L.C.	Scotiabank / Howard Weil

The date of this prospectus supplement is October 12, 2012

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. If the information relating to the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

References to “Penn Virginia Corporation,” “the Company,” “we,” “us” and “our” refer to Penn Virginia Corporation and its subsidiaries, unless the context otherwise requires. Unless we indicate otherwise, the information presented in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

You should read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before making your investment decision.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the public reference room of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov.

Our website address is http://www.pennvirginia.com. We make available free of charge on or through our website our Corporate Governance Principles, Code of Business Conduct and Ethics, Executive and Financial Officer Code of Ethics, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation and Benefits Committee Charter, and we will provide copies of such documents to any shareholder who so requests. We also make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not part of this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PVA,” and reports, proxy statements and other information also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below, which were filed with the SEC by us, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules) rather than filed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (our “2011 Annual Report”) filed on February 27, 2012, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2012 Annual Meeting of Shareholders filed on April 2, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 3, 2012 and the quarterly period ended June 30, 2012 filed on August 2, 2012;

•

Current Reports on Form 8-K filed on January 17, 2012, February 23, 2012, April 12, 2012, May 7, 2012, July 18, 2012, August 2, 2012, September 5, 2012, October 2, 2012 and October 9, 2012 and Current Report on Form 8-K/A filed on April 3, 2012; and

•	Form 8-A/A filed on March 28, 2002.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will be a part of this prospectus supplement and the accompanying prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus

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or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement and the accompanying prospectus, except as modified or superseded.

You may request a copy of any document incorporated by reference into this prospectus supplement and the accompanying prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 687-8900

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FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, including in our 2011 Annual Report.

These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited, to:

•	the volatility of commodity prices for oil, natural gas liquids (“NGLs”) and natural gas;

•	our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production;

•	our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of oil, NGLs and natural gas;

•	reductions in the borrowing base under our revolving credit facility;

•	our ability to contract for drilling rigs, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other independent and major oil and natural gas companies;

•	our ability to successfully monetize select assets and repay our debt;

•	leasehold terms expiring before production can be established;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms;

•	the occurrence of unusual weather or operating conditions, including force majeure events;

•	our ability to retain or attract senior management and key technical employees;

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•	counterparty risk related to their ability to meet their future obligations;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters;

•	uncertainties relating to general domestic and international economic and political conditions; and

•	other risks set forth in our 2011 Annual Report, which is incorporated by reference herein.

Additional information concerning these and other factors can be found in our periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. You should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and in the documents incorporated herein by reference. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

This summary highlights information included or incorporated by reference into this prospectus supplement. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer herein for a more complete understanding of this offering. You should read carefully the information set forth under “Risk Factors” and the other cautionary statements described in this prospectus supplement and the risk factors and other cautionary statements described in the documents incorporated by reference herein, including those described under the heading “Risk Factors” in our 2011 Annual Report, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in our Current Reports on Form 8-K, each of which is incorporated by reference into this prospectus supplement. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

Penn Virginia Corporation

We are an independent oil and gas company engaged in the exploration, development and production of oil and natural gas in various domestic onshore regions. We have a geographically diverse asset base with areas of operations in Texas, Oklahoma, Mississippi and Pennsylvania. Our current operations include the drilling of primarily unconventional development wells and exploring for primarily unconventional reserves. For the year ended December 31, 2011 and the six months ended June 30, 2012, we had consolidated net cash flow from operations of $144.7 million and $115.7 million and Adjusted EBITDAX of $222.5 million and $124.2 million, respectively. See “—Summary Historical Consolidated Financial Information” for a reconciliation of our loss from continuing operations to Adjusted EBITDAX and why management believes such measure is helpful.

As of December 31, 2011, we had proved oil and natural gas reserves of approximately 883 billion cubic feet equivalent, or Bcfe. The following table sets forth by region the estimated quantities of our proved reserves, production and reserves to production ratio:

	Proved reserves as of December 31, 2011				Average daily production (MMcfe)
Region	Proved reserves (Bcfe)	% Total proved reserves	% Proved developed	Reserves to production ratio (in years)	Six Months Ended June 30, 2012	Year Ended December 31, 2011
Texas	468	53%	36%	26.2	60.2	48.9
Appalachia	146	17%	74%	16.1	22.1	24.8
Mid-Continent	99	11%	71%	7.6	21.6	35.8
Mississippi	170	19%	47%	25.9	14.4	18.0

Total	883	100%	49%	19.0	118.3	127.5

In July 2012, we sold all of our Appalachian assets, with the exception of those in the Marcellus Shale, and the estimated proved reserves as of December 31, 2011 associated with those sold assets were approximately 106 Bcfe, as discussed in “—Recent Developments.” You should read carefully “—Summary Reserve, Production and Operating Data” for more information relating to our estimated proved reserves.

We are currently focused on the Eagle Ford Shale in South Texas, where we believe our presence provides us opportunities for continued oil and NGL-focused development, acquisition and exploration over the next several years. We currently have 57 (47.1 net) producing wells and three (2.0 net) wells in progress in the Eagle Ford Shale.

Recent Developments

Disposition of Appalachian Assets

On July 31, 2012, we sold all of our assets in the Appalachian region, with the exception of those in the Marcellus Shale, for $100 million, prior to deducting transaction costs and purchase and sale adjustments. The transaction had an effective date of January 1, 2012. The properties sold included vertical and horizontal coalbed methane and conventional properties as well as royalty interests. The properties had net production of approximately 20 million cubic feet of natural gas equivalent per day during June 2012, almost 100 percent of which was natural gas. As a result of the divestiture, we expect that our 2012 production will decrease by an estimated 2.9 Bcfe. Estimated proved reserves associated with the properties, as determined by our third party reserve engineers as of December 31, 2011, were approximately 106 Bcfe, of which 96 percent were proved developed and 100 percent were natural gas. Also included in the group of assets sold was a gathering system.

During the quarter ended June 30, 2012, we recognized an impairment of $28.6 million with respect to these assets. In the third quarter of 2012, we expect to record certain restructuring and exit costs in connection with the sale, including those attributable to the closing of our office in Canonsburg, Pennsylvania. Furthermore, we have contractual commitments for certain firm transportation capacity in the Appalachian region that expire in 2022 and, as a result of the recently completed sale, we will no longer have production to satisfy these commitments. While we intend to sell our unused firm transportation capacity in the future to the extent possible, we expect to record a charge of approximately $15 million to $18 million in the third quarter of 2012 representing the liability for estimated discounted future net cash outflows over the remaining term of the contracts.

New Credit Facility

On October 1, 2012, we announced that we closed on a new senior secured revolving credit facility (the “New Credit Facility”).

The New Credit Facility has a five-year maturity, a $300 million commitment amount, an accordion feature to expand commitment amounts by up to $300 million and an initial $300 million borrowing base, which is $70 million higher than the borrowing base under our previous revolving credit facility (the “Previous Credit Facility”). As of October 5, 2012, we had $94 million drawn under the New Credit Facility, approximately $2 million of letters of credit and approximately $6 million of cash on hand. As a result, as of such date, we had cash plus availability under the New Credit Facility of approximately $210 million.

The applicable interest rate margin under the New Credit Facility ranges from LIBOR plus 1.50 percent to LIBOR plus 2.50 percent, depending on the amount drawn at any given time on the New Credit Facility. This range is unchanged from the Previous Credit Facility. The current applicable interest rate margin under the New Credit Facility is LIBOR plus 1.75 percent. The maximum leverage ratio covenant was amended in the New Credit Facility to allow a total debt to EBITDAX ratio, as defined in the New Credit Facility, of 4.50 times through December 31, 2013, 4.25 times through June 30, 2014 and then 4.00 times through maturity. The maximum leverage ratio under the Previous Credit Facility was 4.50 times through June 30, 2013 and then 4.00 times through maturity. The borrowing base under the New Credit Facility will be redetermined based on a semi-annual review of our total proved crude oil, NGLs and natural gas reserves starting in the spring of 2013.

Acquisition of Eagle Ford Shale Acreage

On October 3, 2012, we announced that we acquired approximately 4,100 net Eagle Ford Shale acres in Gonzales and Lavaca Counties, Texas for approximately $10 million. Under existing joint venture agreements, other non-operated working interest owners are expected to acquire approximately 17 percent of the net acreage in Gonzales County and approximately 46 percent of the net acreage in Lavaca County, increasing our Eagle

Ford Shale acreage position by approximately 3,000 net acres to a total of approximately 30,000 net acres (approximately 40,100 gross acres). The acquired 3,200 net acres of leasehold in Gonzales County is adjacent to our development area and is estimated to contain approximately 20 horizontal well locations, excluding any down spaced drilling opportunities. The acquired 895 net acres of leasehold in Lavaca County is complementary to existing leasehold in nine units, with an estimated addition of approximately 10 horizontal well locations. As a result of our recent acquisitions and other factors, we have increased our expected capital expenditures for 2012 to a range of between approximately $315 million and $340 million.

Concurrent Offering of Convertible Preferred Stock

Concurrently with this offering of common stock, we are offering (the “Depositary Shares Offering”) 1,000,000 depositary shares each representing a 1/100th ownership interest in a share of our 6.00% Series A Convertible Preferred Stock (1,150,000 depositary shares if the underwriters exercise their over-allotment option in full). The depositary shares will be offered pursuant to a separate prospectus supplement. This prospectus supplement will not be deemed an offer to sell or a solicitation of an offer to buy any depositary shares or shares of our Series A Convertible Preferred Stock. The consummation of this offering of common stock is not conditioned upon the closing of the concurrent Depositary Shares Offering, and there is no assurance that such offering will be completed or, if completed, that it will be completed for the amount or on the terms contemplated.

Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Convertible Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Convertible Preferred Stock represented thereby.

Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.00% per share on the liquidation preference thereof of $10,000.00 per share of Series A Convertible Preferred Stock (equivalent to $600.00 per annum per share, equivalent to $6.00 per annum per depositary share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock. Dividends on our Series A Convertible Preferred Stock will be payable quarterly and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of our Series A Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Corporate Information

We were founded in 1882 and are a Virginia corporation. Our corporate headquarters and principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. We maintain a website at http://www.pennvirginia.com. The information on our website is not part of this prospectus supplement, and you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein when making a decision as to whether to invest in our common stock.

The Offering

Issuer	Penn Virginia Corporation.

Common stock offered by us	8,000,000 shares.

Over-allotment option	1,200,000 shares if the underwriters exercise their over-allotment option in full.

Common stock outstanding after this offering (1)	53,893,146 shares, or 55,093,146 shares if the underwriters exercise their over-allotment option in full.

Use of proceeds	We estimate that the net proceeds from the sale of our common stock will be approximately $38 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use all of the net proceeds from this offering to pay down outstanding borrowings under the New Credit Facility. We intend to use the net proceeds from the Depositary Shares Offering to pay down the remaining outstanding borrowings under the New Credit Facility and for general corporate purposes. Affiliates of the underwriters are lenders under the New Credit Facility and, accordingly, will receive a substantial portion of the proceeds from this offering. Please see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under the New Credit Facility and will receive all of the net proceeds from this offering pursuant to the repayment of indebtedness outstanding under the New Credit Facility. Because we intend to use the net proceeds from this offering to reduce indebtedness owed by us under the New Credit Facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to the repayment of indebtedness outstanding under the New Credit Facility is considered by the Financial Industry Regulatory Authority (“FINRA”) to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with FINRA Rule 5121. However, no qualified independent underwriter is needed for this offering because there is a “bona fide public market” for our common stock as defined in FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Exchange listing	Our common stock is traded on the NYSE under the symbol “PVA.”

(1)	Excludes approximately 19,166,705 shares that may be issued in connection with the conversion of our Series A Convertible Preferred Stock that may be issued in the concurrent Depositary Shares Offering.

Risk Factors

We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk Factors” beginning on page S-11 of this prospectus supplement, beginning on page 4 in the accompanying prospectus and in Item 1A “Risk Factors” in our 2011 Annual Report.

Summary Historical Consolidated Financial Information

The following tables show our summary historical financial data as of and for the periods indicated. Our summary historical financial data as of and for the years ended December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements and the notes thereto. Our summary historical financial data as of and for the six months ended June 30, 2012 and 2011 have been derived from our unaudited financial statements and the notes thereto. The following tables should be read together with our historical financial statements for the year ended December 31, 2011 and for the six months ended June 30, 2012 and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in our 2011 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(dollars in thousands)
Income statement data:
Revenues
Natural gas	$137,070	$171,141	$169,666	$25,189	$79,489
Crude oil	119,582	53,532	43,258	117,105	38,131
Natural gas liquids	43,394	26,663	15,735	16,627	23,082
Gain on sale of property and equipment	3,570	648	2,372	834	452
Other	2,389	2,454	4,175	1,501	1,047
Total revenues	306,005	254,438	235,206	161,256	142,201
Operating expenses
Lease operating	36,988	35,757	44,392	18,407	21,064
Gathering, processing and transportation	15,157	14,180	11,307	8,545	8,309
Production and ad valorem taxes	13,690	13,917	15,044	3,326	7,898
General and administrative	48,328	58,383	49,690	23,888	26,306
Exploration	78,943	49,641	57,754	17,382	48,916
Depreciation, depletion and amortization	162,534	134,700	154,351	102,557	67,879
Impairments	104,688	45,959	106,415	28,616	71,071
Other	1,096	709	1,599	—	—
Total operating expenses	461,424	353,246	440,552	202,721	251,443
Operating loss	(155,419)	(98,808)	(205,346)	(41,465)	(109,242)
Other income (expense)
Interest expense	(56,216)	(53,679)	(44,231)	(29,858)	(27,627)
Loss on extinguishment of debt	(25,421)	—	—	—	(24,238)
Derivatives	15,651	41,906	31,568	43,521	8,329
Other	335	2,403	1,259	29	273
Loss from continuing operations before income taxes	(221,070)	(108,178)	(216,750)	(27,773)	(152,505)
Income tax benefit	88,155	42,851	85,894	10,236	54,247
Loss from continuing operations	(132,915)	(65,327)	(130,856)	(17,537)	(98,258)
Income from discontinued operations, net of tax	—	33,448	53,488	—	—
Gain on sale of discontinued operations, net of tax	—	51,546	—	—	—
Net income (loss)	(132,915)	19,667	(77,368)	(17,537)	(98,258)
Less net income attributable to noncontrolling interests in discontinued operations	—	(28,090)	(37,275)	—	—
Loss attributable to Penn Virginia Corporation	$(132,915)	$(8,423)	$(114,643)	$(17,537)	$(98,258)

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(dollars in thousands)

Balance sheet data (at period end):
Cash and cash equivalents	$7,512	$120,911	$79,017	$11,532	$30,681
Net property and equipment	1,777,575	1,705,584	1,479,452	1,811,553	1,728,121
Total assets	1,943,053	1,944,600	2,888,507	1,977,072	1,869,630
Total long-term debt, including current maturities	697,307	506,536	498,427	778,981	597,668
Total shareholders’ equity	846,309	980,276	1,237,999	826,588	881,607

Cash flow data:
Net cash flows provided by (used in):
Operating activities	$144,741	$79,839	$117,733	$115,725	$63,759
Investing activities	(406,155)	(240,115)	(190,582)	(187,529)	(210,285)
Financing activities	148,015	202,170	151,866	75,824	56,296
Ratio of earnings to fixed charges(1)	—	—	—	0.1x	—

Other financial data and key credit statistics:
EBITDAX	$84,053	$137,653	$48,713	$124,975	$(4,274)
Adjusted EBITDAX(2)	222,509	184,565	221,972	124,187	94,029
Total interest expense(3)	58,199	55,063	46,549	30,356	28,617
Ratio of total long-term debt to last twelve months Adjusted EBITDAX	3.13x	2.74x	2.25x	3.08x	3.20x
Ratio of Adjusted EBITDAX to total interest expense(3)	3.82x	3.35x	4.77x	4.09x	3.29x

(1)	The data is unaudited for all periods presented. For purposes of calculating the ratio of earnings to fixed charges: (x) “fixed charges” represent interest expense (including amounts capitalized), amortization of debt issuance costs and the portion of rental expense representing the interest factor; and (y) “earnings” represent the aggregate of income from continuing operations (before adjustment for income taxes, extraordinary items, income or loss from equity investees and minority interest) plus fixed charges, amortization of capitalized interest and distributed income of equity investees, and less capitalized interest. For the years ended December 31, 2011, 2010 and 2009, we had a deficiency of earnings to fixed charges of $161,051, $49,559 and $165,533, respectively. For the six months ended June 30, 2011, we had a deficiency of earnings to fixed charges of $122,602.
(2)	Adjusted EBITDAX represents net loss before income tax expense or benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense (“EBITDAX”), further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, impairments, net gains and losses on the sale of assets and loss on the extinguishment of debt. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss. Adjusted EBITDAX represents EBITDAX as defined in the New Credit Facility.
(3)	Total interest includes interest expense plus interest capitalized during the period.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(dollars in thousands)
Loss from continuing operations	$(132,915)	$(65,327)	$(130,856)	$(17,537)	$(98,258)
Add:
Interest expense	56,216	53,679	44,231	29,858	27,627
Income tax expense (benefit)	(88,155)	(42,851)	(85,894)	(10,236)	(54,247)
Depreciation, depletion and amortization expense	162,534	134,700	154,351	102,557	67,879
Exploration expense	78,943	49,641	57,754	17,382	48,916
Non-cash compensation expense	7,430	7,811	9,127	2,951	3,809
EBITDAX	$84,053	$137,653	$48,713	$124,975	$(4,274)
Non-cash derivative loss (gain)	11,729	(9,088)	26,579	(28,570)	3,446
Impairments	104,688	45,959	106,415	28,616	71,071
Loss (gain) on sale of property and equipment	(2,474)	61	(773)	(834)	(452)
Gain on other asset sales	(908)	(1,238)	(1,241)	—	—
Loss on extinguishment of debt	25,421	—	—	—	24,238
Distributions received from PVG and PVR(a)	—	11,218	42,279	—	—
Adjusted EBITDAX(b)	$222,509	$184,565	$221,972	$124,187	$94,029

(a)	In June 2010, we disposed of our remaining ownership interests in Penn Virginia GP Holdings, L.P., a Delaware limited partnership (“PVG”), and Penn Virginia Resource Partners, L.P., a Delaware limited partnership (“PVR”). The data reflects distributions we received from PVG and PVR with respect to the first quarter of 2010 and each of the four quarters of 2009.
(b)	Adjusted EBITDAX represents EBITDAX as defined in the New Credit Facility.

Summary Reserve, Production and Operating Data

Estimates of our oil and natural gas reserves and present values as of and for the years ended December 31, 2011, 2010 and 2009 are derived from reserve reports prepared by Wright & Company, Inc. Guidelines established by the SEC regarding the present value of future net cash flows were utilized to prepare these estimates. Estimates of reserves and their values are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

The following table sets forth summary data with respect to estimated proved reserves and future net cash flows on a historical basis as of and for the periods presented:

	As of December 31,
	2011	2010	2009
	(dollars in thousands, except average price)
Proved reserves:
Natural gas (Bcf)	670	745	777
Oil and condensate (MMbbl)	35.6	32.8	26.4
Total (Bcfe)	883	942	935
% gas	76%	79%	83%
% proved developed	49%	53%	47%
Ratio of proved reserves to production (years)(1)	19.0	20.0	18.3
PV-10(2)	$874,405	$878,147	$688,167
Standardized measure of discounted future net cash flows	$654,496	$641,419	$524,771

Average price used in calculation of standardized measure of discounted future net cash flows(3):
Gas ($/Mcf)	$3.95	$4.38	$3.87
Oil ($/Bbl)	$92.22	$79.43	$61.18

(1)	Calculated by dividing year-end reserves by annual production rates. This methodology implies that reserves are produced ratably over the reserve life indicated. Actual production rates for new wells tend initially to increase to peak production and thereafter to decline at an initially accelerated rate before moderating to decrease much more gradually over the majority of the well’s productive life.
(2)	PV-10 is the present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to financial hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. Standardized measure is the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as are used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

PV-10 is considered a non-GAAP measure. We believe the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves before taking into account corporate income taxes. We believe investors and creditors utilize our PV-10 value as a basis for comparison of the relative size and value of our reserves to other companies. Neither PV-10 value nor standardized measure reflects the impact of financial hedging transactions. The following reconciles our PV-10 value to our standardized measure:

	As of December 31,
	2011	2010	2009
	(dollars in thousands)
PV-10 value	$874,405	$878,147	$688,167
Income tax effect	219,909	236,728	163,396

Standardized measure	$654,496	$641,419	$524,771

(3)	Oil and natural gas prices were based on sales prices per thousand cubic feet (“Mcf”) and standard barrel of 42 U.S. gallons liquid volume (“Bbl”) in effect on the applicable date, with the representative price of natural gas adjusted for basis premium and British thermal unit content, to arrive at the appropriate net price.

In July 2012, we sold all of our Appalachian assets, with the exception of those in the Marcellus Shale, and the estimated proved reserves as of December 31, 2011 associated with those sold assets were approximately 106 Bcfe.

Our estimated proved reserves as of December 31, 2011 were based on a NYMEX HH price of $4.12 per million British thermal units (“MMBtu”) for natural gas and a West Texas Intermediate (“WTI”) price of $96.19 per barrel for oil, each of which represents the unweighted arithmetic average of the first-day-of-the-month prices during the 12-month period prior to December 31, 2011, and an average realization for NGLs during that period equal to 52% of the WTI price. For the 12-month period ended June 30, 2012, the comparable average price for natural gas was $3.15 per MMBtu, the comparable average price for oil was $95.67 per barrel, and the comparable average realization for NGLs was 52% of the WTI price. For the 12-month period ended September 30, 2012, the comparable average price for natural gas was $2.83 per MMBtu, the comparable average price for oil was $94.97 per barrel, and the comparable average realization for NGLs was 52% of the WTI price. We expect that this decline in natural gas and NGL prices, together with the potential conclusion that we will not be able to develop all of our proved undeveloped reserves within the five-year time period required under the SEC’s reserve rules, will likely mean that our estimated proved reserves as of December 31, 2012 will be lower than our estimates as of December 31, 2011. For example, during the first six months of 2012, we reclassified approximately 31 Bcfe of our proved undeveloped reserves as of December 31, 2011 from proved to probable status as the reserves were no longer economic and/or would no longer satisfy the five-year limitation using the June 30, 2012 prices referenced above. Although we continue to record new reserves associated with our 2012 drilling program, we do not expect that these additions will fully offset the decrease in reserves associated with the decrease in commodity prices discussed above.

You should read the risk factors and other cautionary statements in this prospectus supplement and the risk factors and other cautionary statements described in the documents incorporated by reference herein, including those described under the heading “Risk Factors,” in our 2011 Annual Report, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in our Current Reports on Form 8-K, each of which is incorporated by reference into this prospectus supplement, for a description of some of the risks and uncertainties associated with our business and reserves.

The following table sets forth production, average sales prices and production costs with respect to our oil and gas properties for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
Total production:
Natural gas (MMcf)	33,410	38,919	43,338	12,153	18,594
Crude oil (MBbl)	1,283	709	750	1,120	407
NGL (MBbl)	907	672	527	442	473
Total production (MMcfe)	46,553	47,201	51,000	21,527	23,870

Realized prices, before derivatives:
Natural gas ($/Mcf)	$4.10	$4.40	$3.91	$2.07	$4.27
Crude oil ($/Bbl)	93.19	75.56	57.68	104.55	93.80
NGL ($/Bbl)	47.83	39.69	29.86	37.60	48.82
Total ($/Mcfe(1))	$6.45	$5.32	$4.48	$7.38	$5.89

Realized prices, after derivatives:
Natural gas ($/Mcf)	$4.77	$5.27	$5.19	$3.20	$4.87
Crude oil ($/Bbl)	94.29	74.94	63.49	104.40	92.93
NGL ($/Bbl)	47.83	39.69	29.86	37.60	48.82
Total ($/Mcfe)	$6.95	$6.03	$5.66	$8.01	$6.35

Production Costs ($/Mcfe):
Lease operating	$0.79	$0.76	$0.87	$0.86	$0.88
Gathering, processing and transportation	0.33	0.30	0.22	0.40	0.35
Production and ad valorem taxes	0.29	0.29	0.29	0.15	0.33
General and administrative	1.04	1.24	0.97	1.11	1.10
Total production costs	$2.45	$2.59	$2.35	$2.52	$2.66

(1)	Thousand cubic feet equivalent.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference herein and therein, including those in Item 1A “Risk Factors” in our 2011 Annual Report, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in our Current Reports on Form 8-K, each of which is incorporated by reference into this prospectus supplement, and other reports and documents that we file with the SEC after the date of this prospectus supplement and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to this Offering and Our Common Stock

There may be future dilution of our common stock or other equity, which would adversely affect the market price of our common stock.

Except as described under “Underwriting (Conflicts of Interest),” we are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. If we issue additional shares of our common stock or convertible or exchangeable securities, it may adversely affect the market price of our common stock. We are offering 8,000,000 shares of common stock pursuant to this offering (9,200,000 shares of common stock if the over-allotment option is exercised in full). Concurrently with this offering of common stock, we are offering to sell 1,000,000 depositary shares each representing a 1/100th ownership interest in a share of our Series A Convertible Preferred Stock (1,150,000 depositary shares if the underwriters exercise their over-allotment option in full). An additional 16,666,700 shares of common stock will be issuable upon conversion of our Series A Convertible Preferred Stock (19,166,705 shares of common stock if the over-allotment option is exercised in full). We may elect to pay all or a portion of the dividends payable on our Series A Convertible Preferred Stock in the form of additional shares of common stock which would result in the issuance of new shares of common stock.

In addition, to the extent options to purchase common stock under our employee stock option plans or outstanding warrants are exercised, holders of our common stock will experience dilution. As of October 1, 2012, we had outstanding options that allow the holders to purchase 2,512,568 shares of common stock at a weighted average exercise price of $21.60 per share and warrants that allow the holders to acquire, subject to anti-dilution adjustments, 2,423,651 shares of our common stock at an exercise price of $74.25 per share.

Sales of a substantial number of shares of our common stock could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

The market price of our common stock has historically experienced significant volatility.

The market price of our common stock has historically experienced significant fluctuations. From January 1, 2011 to October 11, 2012, our common stock has traded as high as $18.31 per share and as low as $3.92 per share. On October 11, 2012, the last reported sale price of our common stock was $5.00. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to commodity price volatility, actions of our shareholders, speculation of the press or investment community, operating and stock price performance of comparable companies and market and other factors, including the other risk factors discussed elsewhere in “Risk Factors” and “Forward-Looking Statements” and in the documents incorporated by reference into this prospectus supplement. Volatility or depressed market prices of our common stock may make it difficult for you to resell shares of our common stock when you want or at attractive prices.

We may not be able to pay cash dividends on the common stock.

The declaration and payment of dividends is subject to the discretion of our board of directors and depends upon various factors, including our financial condition, earnings, cash requirements, legal requirements and other factors deemed relevant by our board of directors. We are incorporated under the Virginia Stock Corporation Act, which has restrictions prohibiting the payment of dividends if, after giving effect to the dividend payment, (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be required, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

On August 1, 2012, our board of directors announced that it has discontinued our regular quarterly cash dividend on shares of our common stock as part of our plan to improve liquidity and help fund our Eagle Ford Shale drilling program. As a result, holders who purchase shares in this offering will not be entitled to receive a cash dividend on those shares. Our ability to declare and pay any future dividends may be limited by applicable Virginia law and by the terms of our existing and future financing arrangements. Specifically, the New Credit Facility and the indentures governing our outstanding notes limit our ability to pay cash dividends or distributions in respect of our capital stock. Accordingly, we may not have the ability to pay cash dividends on the common stock at any time or at all.

Anti-takeover provisions in our organizational documents, outstanding debt and Virginia law could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our articles of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions:

•	authorize our board of directors to issue “blank check” preferred stock without shareholder approval;

•	do not permit cumulative voting in the election of directors;

•	limit the persons who may call special meetings of shareholders;

•	establish advance notice requirements for election to our board of directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	limit our ability to enter into business combination transactions with certain shareholders.

In addition, under the New Credit Facility, a change in control is an event of default. Also, the laws of the Commonwealth of Virginia, under which we are incorporated, provide that in determining the best interests of a corporation, a director may consider the possibility that those interests are best served by the continued independence of the corporation.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See “Description of Capital Stock—Anti-Takeover Provisions” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of common stock, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $38 million (or approximately $43 million if the underwriters exercise their over-allotment option to purchase 1,200,000 additional shares in full). We intend to use all of the net proceeds from this offering to pay down outstanding borrowings under the New Credit Facility. We intend to use the net proceeds from the Depositary Shares Offering to pay down the remaining outstanding borrowings under the New Credit Facility and for general corporate purposes.

Borrowings under the Previous Credit Facility were incurred primarily to fund drilling development wells across our operating areas, to make acquisitions and for other general corporate purposes.

On October 1, 2012, we announced that we had closed on the New Credit Facility. The New Credit Facility has a five-year maturity, a $300 million commitment amount, an accordion feature to expand commitment amounts by up to $300 million and an initial $300 million borrowing base, which is $70 million higher than the borrowing base under the Previous Credit Facility. As of October 5, 2012, we had $94 million drawn under the New Credit Facility, approximately $2 million of letters of credit and approximately $6 million of cash on hand. As a result, as of such date, we had cash plus availability under the New Credit Facility of approximately $210 million.

The applicable interest rate margin under the New Credit Facility ranges from LIBOR plus 1.50 percent to LIBOR plus 2.50 percent, depending on the amount drawn at any given time on the New Credit Facility. This range is unchanged from the Previous Credit Facility. The current applicable interest rate margin under the New Credit Facility is LIBOR plus 1.75 percent.

We intend to redraw some or all of the amounts paid down on the New Credit Facility for general corporate purposes, including working capital, development and exploration of our oil and natural gas properties, acquisition, development and exploration of additional properties or interests and acquisition of other oil and natural gas businesses.

Affiliates of the underwriters are lenders under the New Credit Facility and, accordingly, will receive a substantial portion of the proceeds from this offering. Please see “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2012:

•	on a historical basis;

•	on a pro forma basis to give effect to the sale of our Appalachian assets on July 31, 2012 and the recent receipt of a $32.3 million federal income tax refund;

•

on a pro forma, as adjusted basis to give effect to this offering and the use of the net proceeds as described in “Use of Proceeds” (assuming that the underwriters do not exercise their over-allotment option and assuming the Depositary Shares Offering has not been consummated); and

•

on a pro forma, as adjusted basis to give effect to this offering and the concurrent Depositary Shares Offering and the use of the net proceeds as described in “Use of Proceeds” (assuming that the underwriters do not exercise their over-allotment option in either offering).

This table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2011 Annual Report and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012 and the other financial information included and incorporated by reference into this prospectus supplement.

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma, as Adjusted for this Offering	Pro Forma, as Adjusted for this Offering and the Depositary Shares Offering
	(dollars in thousands)
Cash and cash equivalents	$11,532	$11,532	$11,532	$89,532

Debt:
Revolving credit facility (1)	$180,000	$56,000	$18,250	$—
Senior notes due 2016, net of discount	294,144	294,144	294,144	294,144
Senior notes due 2019	300,000	300,000	300,000	300,000
Convertible notes due 2012, net of discount	4,837	4,837	4,837	4,837

Total debt	$778,981	$654,981	$617,231	$598,981

Shareholders’ Equity
Preferred stock, $100 par value, none issued and outstanding, 10,000 shares issued as adjusted	—	—	—	100,000
Common stock, $0.01 par value, 45,877,121 shares issued and outstanding, 53,877,121 shares as adjusted	271	271	351	351
Paid-in capital	693,078	693,078	730,748	726,998
Retained earnings	134,529	122,645	122,645	122,645
Deferred compensation obligation	3,032	3,032	3,032	3,032
Accumulated other comprehensive loss	(1,038)	(1,038)	(1,038)	(1,038)
Treasury stock	(3,284)	(3,284)	(3,284)	(3,284)

Total shareholders’ equity	826,588	814,704	852,454	948,704

Total capitalization	$1,605,569	$1,469,685	$1,469,685	$1,547,685

(1)	As of October 5, 2012, there were outstanding borrowings of $94 million under the New Credit Facility.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock trades on the NYSE under the symbol “PVA.” As of October 3, 2012, there were approximately 446 holders of record of our common stock. On October 11, 2012, the closing sale price of our common stock, as reported by the NYSE, was $5.00 per share.

The following table sets forth, for the periods indicated, the range of the high and low sales prices (composite transactions) for and dividends declared with respect to each calendar quarter indicated:

	Sales Price		Cash Dividends Declared
	High	Low
Quarter Ended
Fiscal 2010
March 31, 2010	$27.80	$21.64	$0.05625
June 30, 2010	$29.25	$19.63	$0.05625
September 30, 2010	$20.50	$13.38	$0.05625
December 31, 2010	$18.80	$14.29	$0.05625
Fiscal 2011
March 31, 2011	$18.31	$14.40	$0.05625
June 30, 2011	$17.20	$12.88	$0.05625
September 30, 2011	$14.12	$5.47	$0.05625
December 31, 2011	$6.97	$4.21	$0.05625
Fiscal 2012
March 31, 2012	$6.27	$4.27	$0.05625
June 30, 2012	$7.37	$3.92	N/A
September 30, 2012	$7.74	$6.01	N/A
Up to October 11, 2012	$6.72	$4.92	N/A

Dividend Policy

On August 1, 2012, our board of directors announced that it discontinued our regular quarterly cash dividend on shares of our common stock as part of our plan to improve liquidity and help fund our Eagle Ford Shale drilling program. As a result, holders who purchase shares in this offering will not be entitled to receive a cash dividend on those shares. The declaration and payment of dividends is subject to the discretion of our board of directors and depends upon various factors, including our financial condition, earnings, cash requirements, legal requirements and other factors deemed relevant by our board of directors. In addition, our ability to declare and pay any future dividends may be limited by applicable Virginia law and by the terms of our existing and future financing arrangements. Specifically, the New Credit Facility and the indentures governing our outstanding notes limit our ability to pay cash dividends or distributions in respect of our capital stock.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and, to a limited extent, estate tax consequences, related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds the common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“the IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income and estate taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold our common stock as a result of a constructive sale;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) investing in our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common stock that is not for U.S. federal income tax purposes any of the following:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership or entity treated as a partnership for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Distributions

We do not plan to make any distributions on our common stock for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Any dividend paid to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at either a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN (or other appropriate form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or successor form) properly certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation’s earnings and profits that is effectively connected with its U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate unless an applicable income tax treaty provides for a lower rate.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or

•	our common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to tax a flat rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses).

A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders also may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their earnings and profits that are effectively connected with a U.S. trade or business.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owned or owns more than 5% of such common stock at any time during the shorter of the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder’s holding period for the common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our common stock.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

U.S. Federal Estate Tax

Our common stock beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8 provided that neither we nor the withholding agent has actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Medicare Tax on Net Investment Income

For tax years beginning after December 31, 2012, an additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as our common stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Legislation Affecting Common Stock Held Through Foreign Accounts

Legislation enacted in 2010 would impose a 30% withholding tax on any dividends on our common stock and on the gross proceeds from a disposition of our common stock in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Although this legislation currently applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations providing that withholding will only apply to payments of dividends on shares of stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Proposed Treasury regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Prospective investors should consult their tax advisors regarding this legislation.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Credit Suisse Securities (USA) LLC	3,600,000
RBC Capital Markets, LLC	1,600,000
Wells Fargo Securities, LLC	1,600,000
Canaccord Genuity Inc.	400,000
Johnson Rice & Company L.L.C.	400,000
Howard Weil Incorporated	400,000

Total	8,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. The underwriters, however, are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 1,200,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$5.00	$40,000,000.00	$46,000,000.00
Underwriting discounts and commissions to be paid by us	$0.25	$2,000,000.00	$2,300,000.00

Proceeds, before expenses, to us	$4.75	$38,000,000.00	$43,700,000.00

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $250,000.

Our common stock is listed on the NYSE under the symbol “PVA.”

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our preferred stock or shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our preferred stock or shares of our common stock (other than the shares of common stock to be sold under this offering, securities to be issued or sold in connection with the concurrent Depositary Shares Offering and any securities issued under our existing employee stock incentive plan or existing directors compensation plan), or (except for the foregoing exceptions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of Credit Suisse Securities (USA) LLC (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock that may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Notwithstanding the foregoing, such individuals, taken as a group, may sell up to an aggregate of 160,000 shares of our common stock in the indicated period without regard to these restrictions.

We and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. We have been advised by the underwriters that, prior to purchasing shares of our common stock and the depositary shares representing fractional interests in our Series A Convertible Preferred Stock offered in the concurrent Depositary Shares Offering, each offered pursuant to the related prospectus supplements, on October 11, 2012, Credit Suisse Securities (USA) LLC purchased, on behalf of the syndicate, an aggregate of 291,129 shares of our common stock at an average price of $5.00 per share in stabilizing transactions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make internet distributions on the same basis as other allocations.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of shares to the public in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State. The expression 2010PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) (i) it is a person whose ordinary activities involve it acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (“FSMA”) by us;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

Our securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland only on the basis of a non-public offering, and neither this prospectus supplement nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of article 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. The underwriters and their affiliates may provide similar services in the future. Affiliates of certain of the underwriters are lenders under the New Credit Facility and will receive a portion of the net proceeds from this offering pursuant to the repayment of indebtedness outstanding under the New Credit Facility. Because we intend to use all of the net proceeds from this offering to reduce indebtedness owed by us under the New Credit Facility, Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Wells Fargo Securities, LLC and Howard Weil Incorporated or their affiliates that are lenders under the New Credit Facility may receive at least 5% of the net proceeds of this offering pursuant to the repayment of the indebtedness outstanding under the New Credit Facility and, therefore, may be considered by FINRA to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of that rule. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. However, no qualified independent underwriter is needed for this offering because there is a “bona fide public market” for our common stock as defined in FINRA Rule 5121.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Hunton & Williams LLP, Virginia counsel for the Company. Certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. The underwriters will be represented by Cahill Gordon & Reindel LLP, New York, New York. Vinson & Elkins L.L.P. will rely, as to matters of Virginia law, on the opinion of Hunton & Williams LLP.

EXPERTS

The consolidated financial statements of Penn Virginia Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of Wright & Company, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of that firm as experts in petroleum engineering.

PROSPECTUS

$250,000,000

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

From time to time we may offer and sell the following securities:

•	Unsecured debt securities, which may be senior or subordinated, and which may be guaranteed by one or more of our subsidiaries;

•	Shares of common stock;

•	Shares of preferred stock;

•	Depositary shares; and

•	Warrants.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “PVA.”

See “Risk Factors” beginning on page 4 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2012.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the United States Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Penn Virginia Corporation and the debt securities, guarantees of debt securities, common stock, preferred stock, depositary shares and warrants included in the Registration Statement. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any such prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of August 17, 2012. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

ABOUT PENN VIRGINIA CORPORATION

We are an independent oil and gas company engaged primarily in the exploration, development and production of natural gas and oil in various domestic onshore regions of the United States, including Texas, the Mid-Continent and Mississippi. As of December 31, 2011, we had proved natural gas and oil reserves of approximately 883 Bcfe. Our operations include primarily unconventional development drilling opportunities and exploratory prospects.

Our corporate headquarters and principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. Our website address is www.pennvirginia.com. The information on our website is not part of this prospectus.

As used in this prospectus, “we,” “us,” “our” and “Penn Virginia” mean Penn Virginia Corporation.

THE SUBSIDIARY GUARANTORS

One or more of Penn Virginia Holding Corp., a Delaware corporation, Penn Virginia Oil & Gas Corporation, a Virginia corporation, Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company, Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company, Penn Virginia Oil & Gas, L.P., a Texas limited partnership, Penn Virginia MC Corporation, a Delaware corporation, Penn Virginia MC Energy L.L.C., a Delaware limited liability company, and Penn Virginia MC Operating Company L.L.C., a Delaware limited liability company, may fully, irrevocably and unconditionally guarantee any series of debt securities of Penn Virginia offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term “Subsidiary Guarantors” shall mean the subsidiaries of Penn Virginia, if any, that will serve as subsidiary guarantors of the debt of Penn Virginia described in this Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Commission. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov.

Our internet address is http://www.pennvirginia.com. We make available free of charge on or through our website our Corporate Governance Principles, Code of Business Conduct and Ethics, Executive and Financial Officer Code of Ethics, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation and Benefits Committee Charter, and we will provide copies of such documents to any shareholder who so requests. We also make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not part of this prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PVA,” and reports, proxy statements and other information also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that Penn Virginia can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Penn Virginia files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 27, 2012, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2012 Annual Meeting of Shareholders filed on April 2, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 3, 2012 and the quarterly period ended June 30, 2012 filed on August 2, 2012;

•

Current Reports on Form 8-K filed on January 17, 2012, February 23, 2012, April 12, 2012, May 7, 2012, July 18, 2012 and August 2, 2012 and Current Report on Form 8-K/A filed on April 3, 2012 (excluding any information furnished pursuant to Items 2.02 and 7.01); and

•	Form 8-A/A filed on March 28, 2002.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 687-8900

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference, including in our Annual Report on Form 10-K for the year ended December 31, 2011 (our “2011 Annual Report”). These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited, to:

•	the volatility of commodity prices for natural gas, natural gas liquids (“NGLs”) and oil;

•	our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production;

•	our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of natural gas, NGLs and oil;

•	reductions in the borrowing base under our revolving credit facility;

•	our ability to contract for drilling rigs, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other independent and major oil and natural gas companies;

•	our ability to successfully monetize select assets and repay our debt;

•	leasehold terms expiring before production can be established;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms;

•	the occurrence of unusual weather or operating conditions, including force majeure events;

•	our ability to retain or attract senior management and key technical employees;

•	counterparty risk related to their ability to meet their future obligations;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters;

•	uncertainties relating to general domestic and international economic and political conditions; and

•	other risks set forth in Item 1A of our 2011 Annual Report, which is incorporated by reference herein.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and in the documents incorporated herein by reference. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in Item 1A “Risk Factors” in our 2011 Annual Report, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. The calculations include us and our subsidiaries.

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges:	0.1x	*	*	*	5.3x	2.9x

*	During the years ended 2011, 2010 and 2009, earnings were deficient by $161,051, $49,559 and $165,533, respectively, regarding the coverage of fixed charges.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt issuance costs and the portion of rental expense representing the interest factor; and

•

“earnings” represent the aggregate of income from continuing operations (before adjustment for income taxes, extraordinary items, income or loss from equity investees and minority interest) plus fixed charges, amortization of capitalized interest and distributed income of equity investees, and less capitalized interest.

No ratios of earnings to combined fixed charges and preferred stock dividends are shown because we have no outstanding preferred stock. Therefore, if shown, such ratios would be identical to the ratios of earnings to fixed charges shown above.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities issued using this prospectus will be:

•	our general unsecured obligations;

•	general unsecured obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

•	either senior debt securities or subordinated debt securities.

The senior debt securities and the subordinated debt securities will be issued under separate indentures among Penn Virginia, as issuer, the Subsidiary Guarantors (if any), and Wells Fargo Bank, National Association (the “Trustee”). The Trustee for each series of debt securities will be identified in the applicable prospectus supplement. Senior debt securities will be issued under an indenture we call the senior indenture, and subordinated debt securities will be issued under an indenture we call the subordinated indenture. We have not restated these agreements in their entirety. We have filed the forms of the indentures as exhibits to the Registration Statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the terms of subordination;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities of that series may be issued;

•	the percentage of the principal amount at which the debt securities will be issued and any payments which will be due if the maturity of the debt securities is accelerated;

•	if convertible into common stock, the terms on which the debt securities are convertible;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	any changes to or additions to the events of default or covenants contained in the applicable indenture;

•	any affirmative or negative covenants relating to such series; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Senior Debt Securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. However, the senior debt securities will be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Except as provided in the senior indenture or specified in any authorizing resolution and/or supplemental indenture relating to a series of senior debt securities to be issued, the senior indenture will not limit:

•	the amount of additional indebtedness that may rank equally with the senior debt securities; or

•	the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordinated Debt Securities

Payment of the principal, interest and any premium on the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinated in right of payment to the prior payment in full of all of our senior debt, including the senior debt securities. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any or certain senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

•	the definition of senior debt applicable to the subordinated debt securities of that series.

The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from the failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described below under “Defeasance and Covenant Defeasance.”

The Subsidiary Guarantees

The payment obligations of Penn Virginia under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by any of the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the applicable indenture, and to the extent not otherwise prohibited by the applicable indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•

automatically upon any sale, exchange or transfer, to any person that is not an affiliate of Penn Virginia, of all of Penn Virginia’s direct or indirect limited liability company or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into Penn Virginia or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•

following delivery of a written notice by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of Penn Virginia for borrowed money (or a guarantee of such debt), except for any series of debt securities.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $2,000 each or multiples of $1,000 in excess thereof.

At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. A transfer or an exchange will be effected upon the security registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The security registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to:

•

issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series maybe represented, in whole or in part, by one or more global certificates that will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security will be registered in the name of a depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable indenture.

Notwithstanding any provision of the applicable indenture or any debt security described herein, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

•	there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

•	there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of the global security and the debt securities represented thereby for all purposes under the debt securities and the applicable indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have that global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of the global security or any debt securities represented thereby for any purpose under the debt securities or the applicable indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the Trustees or our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in the City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series and the corporate trust office of the trustee in the City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer, sell or lease our properties and assets substantially as an entirety to, any person (a “successor person”), and may not permit any person to merge into, or convey, transfer, sell or lease its properties and assets substantially as an entirety to, us, unless:

•

the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

•

immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	certain other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met. Reports

So long as any debt securities are outstanding, we will:

•

file with the Trustee, within 15 days after we file them with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•

if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after we would have been required to file with the SEC, and provide holders of the debt securities with, annual reports and information, documents and other reports comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an “Event of Default” under the applicable indenture with respect to debt securities of any series:

•

failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to deposit any sinking fund payment when due in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

•

failure by the issuer or, if the series of debt securities is guaranteed by a Subsidiary Guarantor, the Subsidiary Guarantor, to perform, or a breach of, any of the other covenants or warranties in such indenture (other than a covenant or warranty included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•	certain events of bankruptcy, insolvency or reorganization affecting us or, if the series of debt securities is guaranteed, the Subsidiary Guarantors;

•	if the series of debt securities is guaranteed by any Subsidiary Guarantors:

•	any of the guarantees ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee; and

•	any other Event of Default included in the applicable indenture or supplemental indenture.

If an Event of Default (other than an Event of Default described in the fifth bullet above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an Event of Default described in the fifth bullet above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the applicable Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture. For information as to waiver of defaults, we refer you to “—Amendments and Waivers.”

Subject to the provisions of the indentures relating to the duties of the Trustees in case an Event of Default shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to such Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the Trustee under the applicable indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•

the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

Amendments and Waivers

We may amend the indentures without the consent of any holder of debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	make any change in respect of any other series of debt securities issued under the indenture that is not applicable to such series;

•	provide for the assumption by a successor of our obligations under the indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	secure the debt securities;

•	add covenants for the protection of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantors;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	establish the form or terms of debt securities of any series to be issued under the indenture.

In addition, we may amend the indenture if the holders of a majority in principal amount of all outstanding debt securities of each series that would be affected under the indenture consent to it. We may not, however, without the consent of each holder of any outstanding debt securities that would be affected, amend the indenture to:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if applicable, make any change that adversely affects the right to convert any debt security or decrease the conversion rate or increase the conversion price;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification and waiver;

•	release a Subsidiary Guarantor or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders; or

•

following the making of an offer to purchase debt securities pursuant to a covenant in the indenture, modify the provisions of the indenture with respect to such offer to purchase in a manner adverse to the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture that cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the indenture, relating to defeasance and discharge of indebtedness relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge. The indentures provide that, upon our exercise of our option (if any), we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

•

we have delivered to the applicable Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

•	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

•	such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound; and

•

in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any senior debt of Penn Virginia shall have occurred and be continuing and no other Event of Default with respect to any of our Senior Debt shall have occurred and be continuing permitting, after notice or the lapse of time, or both, the acceleration thereof.

If we exercise this defeasance option, any guarantee will terminate with respect to that series of debt securities.

Defeasance of Certain Covenants. The indentures provide that, upon our exercise of our option (if any), we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in the fourth bullet (with respect to such restrictive covenants), in the fifth bullet (with respect only to a Subsidiary Guarantor (if any)) and in the sixth bullet under “—Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in the second through fourth bullets above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities, but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

We, the Trustees and any agent of us or a Trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

As of August 14, 2012, our authorized capital stock was 128,100,000 shares. Those shares consisted of 100,000 shares of preferred stock, par value $100.00 per share, none of which were outstanding, and 128,000,000 shares of common stock, par value $0.01 per share, of which 45,877,121 shares were outstanding.

Common Stock

Listing

Our outstanding shares of common stock are listed on the NYSE under the symbol “PVA.” Any additional common stock we issue also will be listed on the NYSE.

Dividends

Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or other form out of legally available funds.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote. Holders of common stock may not cumulate their votes in the elections of directors. All other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter. Certain significant transactions defined in our articles of incorporation may also require the affirmative vote of 90% of the voting power of all outstanding shares entitled to vote in the election of directors. See “—Anti-Takeover Provisions—Certain Provisions in Our Articles of Incorporation—Fair Price Provisions” below.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the articles of amendment relating to the applicable series of preferred stock. The Registration Statement of which this prospectus forms a part will include the articles of amendment as an exhibit or incorporate it by reference.

Our board of directors can, without approval of shareholders, issue one or more series of preferred stock. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board of directors may adopt an amendment to our articles of incorporation describing the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our articles of incorporation and bylaws, as well as certain provisions of Virginia law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Articles of Incorporation

Shareholder Action by Unanimous Consent. Virginia law provides that, unless provided otherwise in a Virginia corporation’s articles of incorporation, any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting and without notice if a consent in writing is signed by all the shareholders entitled to vote on the action. Our articles of incorporation do not include a provision that permits shareholders to take action without a meeting other than by unanimous written consent.

Blank Check Preferred Stock. Our articles of incorporation authorize the issuance of blank check preferred stock. As described above under “Preferred Stock,” the board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Fair Price Provisions. Our articles of incorporation contain certain “fair price” provisions. These provisions state that any person who acquires 10% or more of our voting stock cannot engage in a significant transaction with us that is not approved by our continuing directors or the holders of 90% of our stock unless our shareholders receive a price at least equal to that determined by a formula set forth in our articles of incorporation. In addition, if the acquiror paid cash to acquire his original interests, he must pay cash in the subsequent significant transaction. Under these provisions, continuing directors are directors who were on the board prior to the acquiror’s 10% or more acquisition or were subsequently recommended by such original directors.

Election and Removal of Directors

Our directors are elected for one-year terms and can be removed, with or without cause, if the number of votes cast for removal at a shareholder meeting called for that purpose at which quorum is present constitutes a majority of the votes entitled to be cast at an election of directors. Our bylaws currently provide that the total number of directors is seven. The number of directors may be increased or decreased by amendment of the bylaws. Vacancies in the board may be filled by shareholders or by the board. Special meetings of shareholders may be called only by a majority of our board of directors or by our chief executive officer. Our bylaws require that advance notice of nominees for election as directors be made by a shareholder, and that shareholder proposals be given to our corporate secretary, together with certain specified information, not less than 90 days nor more than 180 days before the anniversary of the immediately preceding annual meeting of shareholders.

Virginia Anti-Takeover Statutes and Other Virginia Laws

Control Share Acquisitions Statute. Under the Virginia control share acquisitions statute, shares acquired in an acquisition that would cause an acquiror’s voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless (1) those rights are granted by a majority vote of all outstanding shares other than those held by the acquiror or any officer or employee director of the corporation or (2) the articles of incorporation or bylaws of the corporation provide that the provisions of the control share acquisitions statute do not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, to consider the grant of voting rights to the shares acquired in the control share acquisition. This regulation was designed to deter certain takeovers of Virginia public corporations. As permitted by Virginia law, we have opted out of the Virginia anti-takeover law regulating “control share acquisitions.”

Affiliated Transactions. Under the Virginia anti-takeover law regulating affiliated transactions, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder. Virginia law permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

Director Standards of Conduct. Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Virginia law provides that, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

Indemnification of Officers and Directors

Virginia law permits, and our bylaws provide for, the indemnification of our directors and officers with respect to certain liabilities and expenses imposed upon them in connection with any civil, criminal or other proceeding by reason of having been a director or officer of Penn Virginia. This indemnification does not apply to willful misconduct or a knowing violation of the criminal law. We have been informed that in the opinion of the SEC indemnification for liability under the Securities Act is against public policy and is unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with, or as a unit including, debt securities, preferred stock or common stock offered by any prospectus supplement and maybe attached to or separate from any of the other offered securities. Each warrant will entitle the holder to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file the warrant agreement, and any unit agreement, with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issuance of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a warrant, if a debt warrant, and the price at which the principal amount of securities may be purchased upon exercise, which price maybe payable in cash, securities or other property;

•	the date on which the right to exercise the warrants commences and the date on which the right expires;

•	if applicable, the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material United States federal income tax considerations;

•	whether the debt warrants represented by the warrant certificates or debt securities that maybe issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus and any accompanying prospectus supplement:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers, including existing shareholders in a rights offering.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts, and other items constituting compensation to underwriters, dealers or agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

By Agents

Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales; Rights Offerings

Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

The securities (other than common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In connection with offerings of securities under the Registration Statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Our counsel, Vinson & Elkins L.L.P., New York, New York, will pass upon certain legal matters in connection with the offered securities. Certain legal matters relating to Virginia law will be passed upon for us by Hunton & Williams LLP. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Penn Virginia Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.